EXHIBIT 1

DESCRIPTION OF AMENDMENTS TO BE MADE TO COLOMBIA’S FISCAL AGENCY

AGREEMENT AND CERTAIN TERMS OF COLLECTIVE ACTION SECURITIES

The Republic of Colombia (“Colombia”) is amending the fiscal agency agreement between Colombia and JPMorgan Chase Bank to permit Colombia to issue debt securities that will contain provisions regarding acceleration and voting on amendments, modifications, changes and waivers that differ from those applicable to Colombia’s outstanding public external indebtedness. These provisions are commonly referred to as “collective action clauses” and debt securities having these provisions are called “collective action securities.” Under these provisions, Colombia may amend certain key terms of the debt securities, including the maturity date, interest rate and other payment terms, with the consent of less than all of the holders of the debt securities.

Default and Acceleration of Maturity

Colombia’s collective action securities will contain the same events of default as those applicable to Colombia’s outstanding public external indebtedness, but the procedures for acceleration if an event of default occurs will be different from those applicable to Colombia’s outstanding public external indebtedness. Each of the following is an event of default under a series of debt securities:

1.	Non-Payment: Colombia fails to pay any principal, premium, if any, or interest on the debt securities of that series within 30 days of when the payment was due; or

2.	Breach of Other Obligations: Colombia fails to perform any other material obligation contained in the debt securities of that series or the fiscal agency agreement and that failure continues for 45 days after any holder of the debt securities of that series gives written notice to Colombia to remedy the failure and gives a copy of that notice to the fiscal agent; or

3.	Cross Default on Direct Obligations: Colombia fails to pay when due any public external indebtedness (other than public external indebtedness constituting guaranties by Colombia) with an aggregate principal amount greater than U.S. $20,000,000 or the equivalent, and that failure continues beyond any applicable grace period; or

4.	Cross Default on Guaranties: Colombia fails to pay when due any public external indebtedness constituting guaranties by Colombia with an aggregate principal amount greater than U.S. $20,000,000 or the equivalent, and that failure continues until the earlier of (a) the expiration of the applicable grace period or 30 days, whichever is longer, or (b) the acceleration of the public external indebtedness by any holder; or

5.	Denial of Obligations: Colombia denies its obligations under the debt securities of that series; or

6.	Moratorium: Colombia declares a general suspension of payments or a moratorium on the payment of debt which does not expressly exclude the debt securities of that series; or

7.	IMF Membership: Colombia ceases to be a member of the IMF or ceases to be eligible to use the general resources of the IMF.

If any of the events of default described above occurs and is continuing with respect to collective action securities, the holders of at least 25% of the aggregate principal amount of the debt securities of the series outstanding (as defined below) may, by notice to the fiscal agent, declare all the debt securities of that series to be due and payable immediately.

Upon any declaration of acceleration, the principal, interest and all other amounts payable on the debt securities of the series will become immediately due and payable on the date Colombia receives written notice of the declaration, unless Colombia has remedied the event or events of default prior to receiving the notice. The holders of more than 50% of the aggregate principal amount of the outstanding debt securities of the series may rescind a declaration of acceleration if Colombia remedies the event or events of default giving rise to the declaration after the declaration is made.

Meetings, Amendments and Waivers with respect to Collective Action Securities

Colombia may call a meeting of the holders of the debt securities of a series at any time regarding the fiscal agency agreement or the debt securities. Colombia will determine the time and place of the meeting. Colombia will notify the holders of the time, place and purpose of the meeting not less than 30 and not more than 60 days before the meeting.

In addition, the fiscal agent will call a meeting of the holders of the debt securities of a series if the holders of at least 10% of the aggregate principal amount of the outstanding debt securities of the series have delivered a written request to the fiscal agent setting forth the action they propose to take. The fiscal agent will notify the holders of the time, place and purpose of any meeting called by the holders not less than 30 and not more than 60 days before the meeting.

Only holders of bonds and their proxies are entitled to vote at a meeting of holders. Holders or proxies representing a majority of the aggregate principal amount of the outstanding debt securities of a series will normally constitute a quorum. However, if a meeting is adjourned for a lack of a quorum, then holders or proxies representing not less than 25% of the aggregate principal amount of the outstanding debt securities of the series will constitute a quorum when the meeting is rescheduled. For purposes of a meeting of holders that proposes to discuss reserved matters, which are specified below, holders or proxies representing not less than 75% of the aggregate principal amount of the outstanding debt securities of the series will constitute a quorum. The fiscal agent will set the procedures governing the conduct of the meeting.

Colombia, the fiscal agent and the holders may generally modify or take actions with respect to the fiscal agency agreement or the terms of the debt securities of a series:

•	with the affirmative vote of the holders of not less than 66 2/3% of the aggregate principal amount of the outstanding debt securities of the series that are represented at a meeting; or

•	with the written consent of the holders of 66 2/3% of the aggregate principal amount of the outstanding debt securities of the series.

However, the holders of not less than 75% of the aggregate principal amount of the outstanding debt securities of the series, voting at a meeting or by written consent, must consent to any amendment, modification, change or waiver with respect to the debt securities of the series that would:

•	change the due date for the payment of the principal of or any premium or interest on the debt securities of that series;

•	reduce the principal amount of the debt securities of that series;

•	reduce the portion of the principal amount of the debt securities of that series that is payable upon acceleration of the maturity date;

•	reduce the interest rate on the debt securities of that series or any premium payable upon redemption of the debt securities;

•	change the currency or place of payment of principal of or any premium or interest on the debt securities of that series;

•	shorten the period during which Colombia is not permitted to redeem the debt securities of that series or permit Colombia to redeem the debt securities of that series if, prior to this action, Colombia was not permitted to do so;

•	reduce the percentage of principal amount held by the holders of the debt securities of that series whose vote or consent is needed to modify, amend or supplement the fiscal agency agreement or the terms and conditions of the debt securities of that series or to take any other action with respect to the debt securities of that series or the fiscal agency agreement or change the definition of “outstanding” with respect to the debt securities of that series;

•	change Colombia’s obligation to pay any additional amounts;

•	change the governing law provision of the debt securities of that series;

•	change the courts to the jurisdiction of which Colombia has submitted, Colombia’s obligation to appoint and maintain an agent for service of process in the Borough of Manhattan, The City of New York or Colombia’s waiver of immunity in respect of actions or proceedings brought by any holder based upon the debt securities of that series;

•	in connection with an exchange offer for the debt securities of that series, amend any event of default under the debt securities of that series; or

•	change the status of the debt securities of that series, as described under “Description of the Securities—Debt Securities—Nature of Obligation” in the prospectus accompanying the prospectus supplement relating to the debt securities of that series.

We refer to the above subjects as “reserved matters.” A change to a reserved matter, including the payment terms of the collective action securities, can be made without the consent of the holders of the debt securities of that series, as long as a supermajority of the holders (that is, the holders of at least 75% of the aggregate principal amount of the outstanding debt securities of that series) agree to the change.

Colombia and the fiscal agent may, without the vote or consent of any holder of the debt securities of any series, amend the fiscal agency agreement or the debt securities of that series for the purpose of:

•	adding to Colombia’s covenants for the benefit of the holders;

•	surrendering any of Colombia’s rights or powers;

•	providing collateral for the debt securities of that series;

•	curing any ambiguity or correcting or supplementing any defective provision contained in the fiscal agency agreement or the debt securities of that series; or

•	changing the terms and conditions of the fiscal agency agreement or the debt securities of that series in any manner which Colombia and the fiscal agent may determine and which will not materially adversely affect the interests of the holders of the debt securities of that series.

For purposes of determining whether the required percentage of holders of the debt securities of any series of collective action securities has approved any amendment, modification or change to, or waiver of, the debt securities or the fiscal agency agreement, or whether the required percentage of holders has delivered a notice of acceleration of the debt securities of that series, debt securities owned, directly or indirectly, by Colombia or any public sector instrumentality of Colombia will be disregarded and deemed not to be outstanding, except that in determining whether the fiscal agent shall be protected in relying upon any amendment, modification, change or waiver, or any notice from holders, only debt securities that the fiscal agent knows to be so owned shall be so disregarded. As used in this paragraph, “public sector instrumentality” means Banco de la República, any department, ministry or agency of the central government of Colombia or any corporation, trust, financial institution or other entity owned or controlled by the central government of Colombia or any of the foregoing, and “control” means the power, directly or indirectly, through the ownership of voting securities or other ownership interests or otherwise, to direct the management of or elect or appoint a majority of the board of directors or other persons performing similar functions in lieu of, or in addition to, the board of directors of a corporation, trust, financial institution or other entity.

Further Issues

Colombia may, without the consent of the holders, issue additional debt securities of any series that may form a single series of debt securities with the outstanding debt securities of that series; provided that such additional debt securities do not have, for purposes of U.S. federal income taxation, a greater amount of original issue discount than the debt securities of that series have as of the date of the issue of the additional debt securities.

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